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                                                                    EXHIBIT 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-34130 and No. 333-37638) of ON Semiconductor Corporation of our report dated January 31, 2000 relating to the combined balance sheet of the Semiconductor Components Group of Motorola, Inc. as of December 31, 1998 and the related combined statements of revenues less direct and allocated expenses before taxes for each of the years in the two-year period ended December 31, 1998 and the period from January 1, 1999 through August 3, 1999, which appears in this Form 10-K/A.



                                    KPMG LLP



Phoenix, Arizona
August 11, 2000